Exhibit 99.01

Intelligent Communication Enterprise and One Horizon Group
Confirm Closing of the Share Exchange Agreement

SINGAPORE and LONDON -- (Marketwire) -- 12/04/12 -- Intelligent Communication Enterprise Corporation (OTCQB: ICMC) (ICE Corp) and One Horizon Group Plc. jointly announced the closing on November 30, 2012 of the transactions under the Agreement of Securities Exchange entered into in October 2012. One Horizon Group shareholders will receive the agreed 175.14 shares of ICE Corp's common stock in return for each One Horizon Group share.

"With the closing of this deal, we have reached an important milestone in our progress towards providing liquidity in the United States for One Horizon Group shareholders," stated Mark White, who assumed the position of CEO of ICE Corp on Friday, November 30, 2012. "We intend to actively pursue the objective criteria for listing on the NASDAQ Capital Market at the earliest possible time," added Mr. White.

Alongside ICE Corp's new CEO Mark White, Brian Collins, the creator of One Horizon Group's flagship product Horizon, assumed the position of CTO and One Horizon's long-standing CFO Martin Ward assumed the position of CFO. On Friday, ICE Corp also filed an Information Statement Schedule 14-F1 with the United States Securities and Exchange Commission for the anticipated change in its Board of Directors which will take place 10 days following the closing.

About One Horizon Group

One Horizon Group's business is to optimize communications over the Internet. It is the parent company of Horizon Globex. Horizon Globex develops the Group's Horizon solution, which is the world's most bandwidth-efficient mobile VoIP platform for smart phones, and also offers a range of other optimized data applications including messaging and mobile advertising. It is an ISO 9001 and ISO 20000-1 certified company. The Group has operations in the Switzerland, UK, China, Russia, India, Thailand, Singapore and Hong Kong. For more information on the company, its products and services, please visit http://www.onehorizongroup.com

About Intelligent Communication Enterprise

Intelligent Communication Enterprise Corp. is a Pennsylvania, USA Corporation and is in the media and publishing business. ICE Corp stock trades in the over-the-counter market in the United States of America and is currently quoted for trading on the OTCQB market under the ticker symbol ICMC. For more information about ICE Corp. visit http://www.icecorpasia.com

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for One Horizon Group products, as well as additional risks and uncertainties that are identified and described in Ice Corp's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. ICE Corp does not undertake, and ICE Corp specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT:
Intelligent Communication Enterprise Corporation
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One Horizon Group Plc:
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Source: Marketwire (December 4, 2012 - 5:15 AM EST)

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